UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 15, 2015

INTERCONTINENTAL EXCHANGE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-36198	46-2286804
(Commission File Number)	(IRS Employer Identification No.)

5660 New Northside Drive, Third Floor
Atlanta, Georgia	30328
(Address of Principal Executive Offices)	(Zip Code)

(770) 857-4700

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02    Unregistered Sales of Equity Securities.

Intercontinental Exchange, Inc., a Delaware corporation (“ICE”), GFINet, Inc., a Delaware Corporation, GFI TP Holdings Pte Ltd., a Singapore private company limited by shares (together with GFINet, Inc., the “Sellers”) and, for certain limited purposes, GFI Group, Inc., a Delaware corporation, and BGC Partners, Inc., a Delaware corporation, entered into a stock purchase agreement dated as of November 15, 2015 (the “Purchase Agreement”) pursuant to which ICE would acquire all outstanding equity interests in Trayport, Inc., a Delaware corporation, and GFI TP Ltd., a private limited company registered in England and Wales from the Sellers (the “Transaction”). Completion of the Transaction is subject to the satisfaction or waiver of customary closing conditions, including required regulatory approvals.

Pursuant to the terms of the Purchase Agreement, ICE has agreed to pay a purchase price of $650 million at the closing of the Transaction in ICE common stock. The purchase price corresponds to approximately 2,514,799 shares of ICE common stock. The purchase price is subject to adjustment for changes in cash and working capital and other items. In addition, the final number of shares of ICE common stock issued in respect of the purchase price may increase based on the price for ICE common stock during an averaging period prior to the closing of the Transaction, subject to a cap. The Purchase Agreement also contemplates the payment of a termination fee by ICE if regulatory approval is not obtained by a certain date. The termination fee includes a $25 million cash component and a stock component of $50 million, with the number of shares of ICE common stock to be delivered based on an averaging period prior to the date of delivery. ICE may substitute cash for any payment to be made in shares of ICE common stock, in which case the cash amount would be determined based upon an averaging period prior to the due date of the payment.

The issuance of ICE common stock to the Sellers in connection with the Transaction will be made in a private placement in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 7.01    Regulation FD Disclosure.

On November 16, 2015, ICE issued a press release announcing the execution of the Purchase Agreement. A copy of the press release is attached to this report as Exhibit 99.1. The information in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and shall not be deemed incorporated by reference into any filing under the Securities Act.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits

99.1 Press Release dated November 16, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERCONTINENTAL EXCHANGE, INC.

Date: November 18, 2015	By:	/s/ Andrew J. Surdykowski
Andrew J. Surdykowski
Senior Vice President, Associate General Counsel